FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Michael Weitz 203-352-8642
Michael Guido, CFA 203-352-8779
	Media:	Christopher Bellitti 203-352-8759

WWE® Reports Record Revenue and Q2 2017 Results

Second Quarter 2017 Highlights

•	Revenue increased 8% to a record $214.6 million as WWE’s Live Event and Network segments achieved their highest quarterly revenue in Company history
•	Operating income was $10.7 million and Adjusted OIBDA[1] of $18.1 million was essentially in line with the Company’s guidance
•	WWE Network averaged more than 1.63 million average paid subscribers over the second quarter 2017, which represented an 8% increase from the second quarter 2016
•	Launched localized weekly TV shows in India and Middle East. WWE Sunday Dhamaal in Hindi with Sony Pictures Networks and WWE Wal3ooha in Arabic with OSN feature highlights of Raw and SmackDown
•	Completed multi-year agreement to televise Raw and SmackDown on SuperSport, Africa’s premier sports broadcaster. WWE programming will be broadcast live for the first time in more than 50 countries
•	Through the first six months of the year, digital engagement metrics continued to grow with video views up 18% to 9.1 billion and social media followers increasing 19% to 800 million
•	Global sponsorship revenue increased 25% year-to-date, driven by new deals with blue-chip companies (KFC, Nestle and AT&T) and gaming partners (Psyonix, Square Enix & Activision)
•	Lagardère Sports, a best-in-class sports marketing agency, was selected to further develop the Company’s global sponsorship business
•	Completed agreements to develop new mobile games with GLU Mobile, maker of Racing Rivals and Kim Kardashian: Hollywood, and Sega, creator of Sonic the Hedgehog. Sega’s WWE Tap Mania launched July 20
•	Extended Mattel’s global master toy licensing agreement through 2021. WWE action figures continued to rank among the top three action figure properties in the U.S.

Selected WrestleMania Highlights

WrestleMania (April 2, 2017) broke the attendance record for the Orlando Citrus Bowl, attracting 75,245 fans, and reached a record 1.95 million global households on WWE Network alone, making it the most-watched WrestleMania in history. WrestleMania was made available live in China for the first time on PPTV Sports via pay-per-view with a choice of Mandarin or English commentary.  During WrestleMania Week, WWE Network subscribers watched 22.5 million hours of content, averaging approximately 13 hours per subscriber. WrestleMania was the most social event in WWE history with 5.19 million interactions on Facebook and Twitter during the broadcast alone. WrestleMania accounted for nearly 30% of all social TV interactions on April 2nd, surpassing the Country Music Awards (13%), The Walking Dead Season Finale (10%) and MLB Opening Day on ESPN (10%). During WrestleMania, the Company launched its first Snapchat show yielding over 5 million unique viewers. A series of Snapchat shows, co-produced by NBCU, will start later this year.

STAMFORD, Conn., July 27,  2017 - WWE (NYSE:WWE) today announced financial results for its second quarter 2017.  For the quarter, the Company reported Net income of $5.1 million, or $0.06 per diluted share, as compared to Net Income of  $0.8 million, or $0.01 per diluted share, in the prior year quarter. Operating income increased to  $10.7 million from $1.5  million.  Excluding items affecting comparability, Adjusted OIBDA1 increased to $18.1 million from $7.5  million.

“We are pleased with our ongoing efforts to execute our multi-platform content strategy as evidenced by the continued year-over-year growth of WWE Network, the increased production of localized programming across platforms and markets, and the attraction of new sponsors,” stated Vince McMahon, WWE Chairman and Chief Executive Officer.

George Barrios, WWE Chief Strategy & Financial Officer, added “We achieved record revenues in our Network and Live event segments, continued to grow WWE Network’s subscriber base, and generated results that were essentially in line with our guidance. As we continue to drive WWE’s digital and direct-to-consumer transformation, we remain on track to achieve our 2017 financial objectives with record revenue, record Adjusted OIBDA results, and record subscriber levels.”

Q3 2017 Business Outlook

For the third quarter 2017, the Company projects average paid subscribers to WWE Network of 1.54 million (+/- 2%). The Company also estimates third quarter 2017 Adjusted OIBDA of approximately $31 million to $35 million.2 This range represents an expected year-over-year increase from $24.5 million in the third quarter 2016 primarily due to the contractual escalation of television rights fees and continued growth of WWE Network subscribers.

WWE is unable to provide a reconciliation of third quarter guidance to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required.

2017 Perspective

WWE management continues to expect the Company to achieve another year of record revenue and has targeted Adjusted OIBDA of $100 million, which would be an all-time record (up approximately 25% from 2016 Adjusted OIBDA of $80.1 million).2     Given that the Company generated Adjusted OIBDA of $36.7 million in the first half of 2017 and projects Adjusted OIBDA of $31 million to $35 million for the third quarter, reaching the full year target indicates a range of fourth quarter results of at least $28 million to $32 million.  Estimates for the third and fourth quarter 2017 represent significant year-over-year growth, which is based on sustained revenue growth and more favorable year-over-year comparisons in the Company’s fixed cost base.

Comparability of Results

For the second quarter of 2017, Operating income included $1.1 million in film impairment charges.  For the six months ended June 30, 2017, Operating income included $5.6 million in expenses primarily related to certain legal matters and other contractual obligations, and $3.2 million in film impairment charges. As these items impact the comparability of results on a year-over-year basis, they have been excluded from the Company’s 2017 Adjusted OIBDA. For the comparable periods of 2016, there were no such items that impacted year-over-year comparability.

A reconciliation of 2017 Adjusted OIBDA to Operating income (GAAP) for the three and six month periods ended June 30, 2017 can be found in the supplemental schedules on pages 14-16 of this release.

Performance of Segments

The schedules below reflect WWE’s performance by line of business (in millions):1

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Net Revenues:	2017	2016	2017	2016
Media Division
Network	$54.9	$51.8	$101.4	$92.1
Television	66.2	56.1	130.2	116.8
Home Entertainment	3.0	3.1	5.4	6.4
Digital Media	8.1	6.5	13.8	11.9
Live Events	52.8	51.9	84.9	77.2
Consumer Products Division
Licensing	9.4	9.0	29.5	30.0
Venue Merchandise	6.8	8.7	13.9	14.2
WWEShop	8.4	7.5	16.3	14.3
WWE Studios	3.5	3.2	4.8	5.2
Corporate & Other	1.5	1.2	2.8	2.0
Total Net Revenues	$214.6	$199.0	$403.0	$370.1

Operating Income:
Media Division
Network	$1.2	$(8.3)	$13.9	$7.5
Television	30.8	27.2	60.1	53.0
Home Entertainment	0.9	1.0	1.7	2.5
Digital Media	1.4	—	0.9	(0.2)
Live Events	21.6	23.4	29.7	29.5
Consumer Products Division
Licensing	4.5	3.9	17.9	18.2
Venue Merchandise	2.5	3.7	5.1	5.7
WWEShop	2.1	1.6	4.0	3.0
WWE Studios	(0.7)	0.4	(3.6)	—
Corporate & Other	(53.6)	(51.4)	(115.0)	(95.7)
Total Operating Income	$10.7	$1.5	$14.7	$23.5

Adjusted OIBDA:
Media Division
Network	$3.0	$(5.7)	$17.3	$10.1
Television	31.8	27.2	62.6	55.5
Home Entertainment	0.9	1.0	1.7	2.5
Digital Media	1.5	0.2	1.0	0.1
Live Events	21.6	23.4	29.7	29.5
Consumer Products Division
Licensing	4.5	3.9	17.9	18.2
Venue Merchandise	2.5	3.7	5.1	5.7
WWEShop	2.1	1.6	4.0	3.0
WWE Studios	0.4	0.4	(0.4)	—
Corporate & Other	(50.2)	(48.2)	(102.2)	(89.5)
Total Adjusted OIBDA	$18.1	$7.5	$36.7	$35.1

The following table reflects net revenues by region (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net Revenues by Region:
North America	$159.4	$149.8	$305.6	$279.8
Europe/Middle East/Africa (EMEA)	36.6	36.2	63.2	63.8
Asia Pacific (APAC)	15.5	11.2	28.5	22.8
Latin America	3.1	1.8	5.7	3.7
Total Net Revenues	$214.6	$199.0	$403.0	$370.1

Three Months Ended June 30, 2017 - Results by Region & Business Segment

Revenues increased 8% to a quarterly record high $214.6 million from the prior year quarter, with the increase driven by the monetization of video content across the Company’s Television, Network and Digital Media business segments.  North American revenues increased 6%, or $9.6 million, primarily due to the contractual escalation of television rights fees, the growth of WWE Network subscribers, and the impact of airing three additional episodes of the licensed reality series, Total Divas.  These factors were partially offset by a $3.8 million reduction in ticket sales and venue merchandise at WrestleMania that primarily reflected lower stadium seating capacity (Citrus Bowl, Orlando in Q2 2017 vs AT&T Stadium, Texas in Q2 2016). Revenues from outside North America increased 12%, or $6.0 million, driven by higher television rights fees, increased consumer product sales in the EMEA and APAC regions, as well as a rise in Live Event revenue with the staging of seven additional events across APAC and Latin America. Changes in foreign exchange rates adversely impacted revenues by $1.8 million, primarily from the Live Events and Network segments in the EMEA region.

Three Months Ended June 30, 2017 – Segment Performance Commentary

The year-over-year changes in the Company’s financial performance were driven by its Network, Television, Live Events, Digital Media, and Corporate & Other business segments.  A discussion of selected business segments is provided in the narrative below. Refer to the second quarter 2017 Form 10-Q for management’s discussion and analysis of financial condition and results of operations pertaining to all segments.

Media Division

Revenues from the Company's Media division increased 13%  to $132.2 million, primarily due to the growth of WWE Network and the contractual escalation of television rights fees,  as well as the impact of airing additional episodes of the licensed reality series, Total Divas.

•

Network revenues, which include revenue generated by WWE Network and pay-per-view, increased 6% to $54.9 million. WWE Network subscription revenue increased 7% to $49.1 million from $45.9 million in the prior year quarter based on an 8% year-over-year increase in average paid subscribers to over 1.63 million.[3]

Network segment OIBDA increased $8.7 million due to the growth in WWE Network subscription revenue, and as anticipated, lower programming expenses from the broadcast timing of original content, namely Camp WWE and Swerved, which aired in the prior year quarter.

The Company continued to increase the global subscriber base of WWE Network, which had 1.57 million total paid subscribers (1.16 million U.S. paid subscribers and 0.41 million international paid subscribers) at the end of the second quarter, which represented a  4% increase from June 30, 2016.

The following table provides WWE Network subscriber performance 3,  4

	As of / Three Month Ended		As of
	June 30,	June 30,	Dec. 31,
	2017	2016	2016
Ending Total Subscribers	1,633	1,560	1,473
Ending Paid Subscribers
U.S.	1,158	1,130	1,033
International	410	381	370
Total paid subscribers	1,568	1,511	1,403

Average Paid Subscribers
Quarter	1,634	1,517	1,407
Year-to-date	1,563	1,403	1,418

WWE Network content, including the Company’s premier event, WrestleMania (April 2, 2017), other pay-per-views, original series, NXT Takeover, and specials have continued to drive viewer engagement. During the quarter, the Company introduced compelling new content for WWE Network, including live in-ring programs, such as the UK Championship Special, as well as new episodes of WWE 24 and the weekly series 205 Live.  The Company added more than 75 hours of original content to WWE Network’s featured programming and more than 800 hours of archival content, which resulted in an on-demand library of over 8,300 hours at quarter-end.

•

Television revenues increased 18% to $66.2 million from $56.1 million in the prior year quarter primarily due to contractual increases in key distribution agreements.  Revenue growth also reflected the impact of WWE’s reality series, Total Divas, which aired six episodes in the current year quarter as compared to three episodes in the prior year quarter.

Live Events

Live Event revenues increased to a quarterly record of $52.8 million as compared to $51.9 million in the prior year quarter.  Increased revenue from the staging of 11 additional events worldwide was partially offset by a reduction in WrestleMania ticket revenue, which primarily reflected lower stadium attendance capacity.

•

There were 92 total events (excluding NXT) in the current quarter, consisting of 66 events in North America and 26 events in international markets, as compared to 81 events in the prior year quarter, including 62 events in North America and 19 in international markets.

•

North American live event revenues were $40.0 million in the current year quarter as compared to $40.9 million in the prior year quarter. Increased revenue from the staging of four additional events in North America was more than offset by lower WrestleMania ticket sales, which derived from the aforementioned reduction in stadium capacity and attendance.  Excluding the impact of WrestleMania in both the current and prior year quarter, average attendance and average ticket price were essentially flat to the prior year quarter.

•

International live event revenue increased 16% to $12.8 million from $11.0 million in the prior year quarter. The staging of seven additional events during the quarter and a 12% increase in average ticket price to $72.75 (which was adversely impacted by changes in foreign exchange rates) was partially offset by a 21%  reduction in average attendance to 6,300 fans. The year-over-year changes in average attendance and ticket prices were due, in part, to changes in the mix of venues and territories.

As part of the Company’s international growth strategy, it announced the return of a WWE live event to China with its first-ever show in Shenzhen on Sunday, September 17, 2017.

Consumer Products Division

Revenues from Consumer Products were essentially flat to the prior year quarter. WWE Shop revenues increased 12% to $8.4 million with higher online sales of merchandise at the Company’s e-commerce sites. Licensing revenue increased 4% to $9.4 million primarily due to higher sales of the Company’s mobile video game, WWE Supercard. These growth drivers were offset by a $1.9 million reduction in the sale of branded merchandise at the Company’s live event venues that stemmed from lower stadium capacity and attendance at its premiere annual event, WrestleMania (as described above).

Corporate and Other

Corporate and Other expenses were  $51.7 million in the current year quarter as compared to $49.4 million in the prior year quarter. As defined, these expenses include corporate G&A expenses as well as Business Support costs, such as sales, marketing, and talent development costs, which are not allocated to specific segments. The $2.3 million rise in Corporate & Other expense was predominantly due to the timing of key strategic initiatives and an increase in staff costs.

Operating Income

Operating income increased to $10.7 million as compared to $1.5 million in the prior year quarter, reflecting the increased monetization of content across all platforms driven by the Company’s Network and Television segments. This increase in income was partially offset by a decline in Live Event and Venue Merchandise profits, and $1.1 million in film impairment charges that have been excluded from Adjusted OIBDA (see discussion of Adjusted OIBDA below). The Company’s Operating income margin was 5% as compared to less than 1% in the prior year quarter.

Adjusted Operating Income Before Depreciation and Amortization (Adjusted OIBDA)1

Adjusted OIBDA increased to $18.1 million from  $7.5 million in the prior year quarter. The $10.6 million increase was primarily due to the increased monetization of content as reflected in the Company’s Media Division.  Media division profits increased $14.5 million due to the growth in WWE Network subscription revenue and lower programming costs reflecting the timing of new original programming, the contractual escalation of key distribution agreements, as well as increased global sponsorship sales. These factors were partially offset by a $3.0 million decline in combined Live Event and Venue Merchandise profits, which stemmed from higher event operating costs and lower attendance capacity at WrestleMania. Additionally, the overall increase in profits was reduced by the timing of Corporate & Other expense (as described above). The Company’s Adjusted OIBDA margin increased to 8% from 4% in the prior year quarter.

Six Months Ended June 30, 2017 - Results Overview

Total revenues for the six months ended June 30, 2017 were $403.0 million as compared to $370.1 million in the prior year period. Net income was $6.0 million, or $0.08 per share, as compared to Net income of $14.7 million, or $0.19 per share, in the prior year period. Operating income was $14.7 million as compared to $23.5 million. Excluding items affecting comparability, Adjusted OIBDA1 increased to $36.7 million from $35.1 million.

Six Months Ended June 30, 2017 – Segment Performance Commentary

Revenues increased 9% to $403.0 million with growth driven by the Company’s Television, Network and Live Events segments. North American revenues increased 9%, or $25.8 million, primarily due to the contractual escalation of television rights fees, the growth of WWE Network subscribers, and the performance of Live Events,  which reflected the staging of 23 additional events in the current period. Revenues from outside North America increased 8%, or $7.1 million, driven by higher television rights fees, particularly in the APAC region, the growth of WWE Network  subscribers, and the staging of five additional live events in APAC and Latin America. Changes in foreign exchange rates adversely impacted revenues by $3.1 million, primarily from the Live Events and Network segments in the EMEA region.

Media Division

Revenues from the Company's Media division increased 10% to $250.8 million from $227.2 million in the prior year period primarily due to the contractual escalation of television rights fees and growth of WWE Network subscription revenue.

Live Events

Live Event revenues increased 10% to $84.9 million from $77.2 million in the prior year period primarily due to the staging of 28 additional global events (23 in North America and 5 International).

Consumer Products Division

Revenues from our Consumer Products division increased to $59.7 million from $58.5 million in the prior year period, with growth driven by higher sales of branded merchandise through WWE Shop’s e-commerce sites and distribution channels including Amazon.

WWE Studios

WWE Studios recognized revenue of $4.8 million as compared to revenue of $5.2 million in the prior year period. The decrease in revenue was primarily due to the performance and timing of results from the Company’s portfolio of movies.

Corporate and Other

Corporate and Other expenses were $110.6 million as compared to $91.5 million in the prior year period.  As defined, these expenses include corporate G&A expenses as well as Business Support costs such as sales, marketing, international management and talent development costs, which are not allocated to specific segments.  For the current period, Corporate and Other included non-recurring expenses of $5.6 million primarily related to certain legal matters and other contractual obligations. Excluding these costs, Corporate and Other expenses increased $13.5 million primarily due to increases in stock compensation ($2.3 million) that derived from a rise in the Company’s stock price and increases in other expenses ($11.2 million) that primarily reflected the timing of key strategic initiatives and an increase in staff costs.

Operating Income

Operating income was $14.7 million as compared to $23.5 million in the prior year period, primarily due to the $8.8 million related to items that impacted the comparability of results on a year-over-year basis (as described on page 2 of this release). The Company’s Operating income margin was 4% as compared to 6% in the prior year period.

Adjusted Operating Income Before Depreciation and Amortization (Adjusted OIBDA)1

Adjusted OIBDA increased 5% to $36.7 million primarily due to growth in WWE Network subscriptions and the contractual escalation of key content distribution agreements.  These factors were partially offset by the rise in Corporate and Other expense, which derived predominately from timing (as described above). The Company’s Adjusted OIBDA margin was 9% in the current and prior year period.

Cash Flows & Liquidity

Cash generated from operating activities was  $13.8 million in the current six-month period, compared to $2.8 million in the prior year period, as favorable changes in working capital more than offset the impact of lower operating performance.

Free Cash Flow increased $14.0 million as compared to the prior year period reflecting the change in cash from operating activities and a $3.0 million decrease in capital expenditures.5

As of June 30, 2017, the Company held $262.3 million in cash and cash equivalents and short-term investments, and estimates debt capacity under its revolving line of credit of approximately $100 million.

Notes

(1)

The definition of OIBDA, Adjusted OIBDA as well as a reconciliation of Operating Income to Adjusted OIBDA for the three and six-month periods ending June 30, 2017 and 2016 can be found in the Supplemental Information in this release on pages 14-16.

(2)	The Company’s business model and expected results will continue to be subject to significant execution risks, including those risks outlined in the Company’s Form 10-K filing with the SEC.
(3)

Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions and losses.

(4)	Metrics reflect subscribers who are direct customers of WWE Network and subscribers reported under licensed partner agreements, which have different economic terms for the network.
(5)

A reconciliation of Free Cash Flow to Net cash provided by operating activities for the three and six-month periods ending June 30, 2017 and 2016 can be found in the Supplemental Information in this release on page 18.

Additional Information

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.  Note: As previously announced WWE will host a conference call at 11:00 a.m. ET on July 27th to discuss the Company's earnings results for the second quarter of 2017.  All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 3947310).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on July 27, 2017 at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company’s web site.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming reaches more than 650 million homes worldwide in 20 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is now available in almost all international markets other than the People’s Republic of China and embargoed countries.  The Company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: WWE Network (including the risk that we are unable to attract, retain and renew subscribers); major distribution agreements; our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including, without limitation, claims relating to CTE; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the relatively small public “float” of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net revenues	$214.6	$199.0	$403.0	$370.1
Cost of revenues	136.4	132.1	245.5	225.4
Selling, general and administrative expenses	61.2	59.4	129.6	109.6
Depreciation and amortization	6.3	6.0	13.2	11.6
Operating income	10.7	1.5	14.7	23.5
Interest expense	3.7	0.6	7.2	1.2
Investment income, net	0.9	0.6	1.7	1.2
Other income (expense), net	(0.1)	(0.6)	—	(1.2)
Income before income taxes	7.8	0.9	9.2	22.3
Provision for income taxes	2.7	0.1	3.2	7.6
Net income	$5.1	$0.8	$6.0	$14.7

Earnings per share:
Basic	$0.07	$0.01	$0.08	$0.19
Diluted	$0.06	$0.01	$0.08	$0.19

Weighted average common shares outstanding:
Basic	76.5	76.0	76.4	75.9
Diluted	78.6	77.4	78.4	77.3
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.24	$0.24

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	June 30,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$132.8	$212.0
Short-term investments, net	129.4	55.1
Accounts receivable, net	55.5	53.2
Inventory	8.4	6.5
Prepaid expenses and other current assets	27.7	22.5
Total current assets	353.8	349.3
PROPERTY AND EQUIPMENT, NET	131.6	132.6
FEATURE FILM PRODUCTION ASSETS, NET	29.1	27.1
TELEVISION PRODUCTION ASSETS, NET	9.4	12.5
INVESTMENT SECURITIES	25.1	25.0
NON-CURRENT DEFERRED INCOME TAX ASSETS	32.6	32.6
OTHER ASSETS, NET	17.7	21.8
TOTAL ASSETS	$599.3	$600.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$7.2	$6.1
Accounts payable and accrued expenses	60.4	70.4
Deferred income	57.8	56.6
Total current liabilities	125.4	133.1
LONG-TERM DEBT	33.3	35.6
CONVERTIBLE DEBT	175.4	161.0
NON-CURRENT INCOME TAX LIABILITIES	0.6	0.7
NON-CURRENT DEFERRED INCOME	22.3	30.7
Total liabilities	357.0	361.1
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.4	0.4
Class B convertible common stock	0.4	0.4
Additional paid-in capital	418.3	403.4
Accumulated other comprehensive income	2.9	2.9
Accumulated deficit	(179.7)	(167.3)
Total stockholders’ equity	242.3	239.8
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$599.3	$600.9

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Six Months Ended
	June 30,
	2017	2016
OPERATING ACTIVITIES:
Net income	$6.0	$14.7
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of feature film production assets	5.8	2.7
Amortization of television production assets	10.7	17.6
Depreciation and amortization	16.6	13.9
Services provided in exchange for equity instruments	(1.4)	(1.7)
Equity in earnings of affiliate, net of dividends received	—	(0.1)
Other amortization	3.2	1.2
Stock-based compensation	12.8	9.6
Provision for (recovery from) doubtful accounts	0.3	(0.2)
Provision for deferred income taxes	—	2.1
Other non-cash adjustments	0.1	0.3
Cash (used in)/provided by changes in operating assets and liabilities:
Accounts receivable	(2.6)	3.2
Inventory	(1.8)	(1.2)
Prepaid expenses and other assets	(5.4)	(12.0)
Feature film production assets	(7.8)	(5.0)
Television production assets	(7.6)	(15.1)
Accounts payable, accrued expenses and other liabilities	(9.2)	(10.4)
Deferred income	(5.9)	(16.8)
Net cash provided by operating activities	13.8	2.8
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(12.5)	(15.5)
Purchases of short-term investments	(88.7)	—
Proceeds from sales and maturities of investments	13.7	0.4
Purchase of equity investments	(0.1)	(1.3)
Net cash used in investing activities	(87.6)	(16.4)
FINANCING ACTIVITIES:
Repayment of long-term debt	(2.6)	(2.2)
Dividends paid	(18.3)	(18.2)
Proceeds from borrowings under the credit facilities	1.4	11.6
Proceeds from borrowings on convertible notes, net of issuance costs	14.5	—
Proceeds from issuance of warrants	1.5	—
Purchase of convertible note hedge	(2.6)	—
Taxes paid related to net settlement upon vesting of equity awards	(0.1)	(0.1)
Proceeds from issuance of stock	0.8	0.7
Net cash provided by (used in) financing activities	(5.4)	(8.2)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(79.2)	(21.8)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	212.0	38.0
CASH AND CASH EQUIVALENTS, END OF PERIOD	$132.8	$16.2
NON-CASH INVESTING TRANSACTIONS:
Non-cash purchase of property and equipment	$2.0	$0.8

World Wrestling Entertainment, Inc.

Supplemental Information – Schedule of Adjustments

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	June 30,
	2017				2016
	As Reported	Film Impairments	Other	Adjusted	As Reported (1)
Operating income	$10.7	$1.1	$—	$11.8	$1.5
Interest expense	3.7	—	—	3.7	0.6
Investment and other income (expense), net	0.8	—	—	0.8	—
Income before taxes	7.8	1.1	—	8.9	0.9
Provision for income taxes	2.7	0.4	—	3.1	0.1
Net income	$5.1	$0.7	$—	$5.8	$0.8
Earnings per share - diluted	$0.06	$0.01	$—	$0.07	$0.01
Reconciliation of Operating income to OIBDA
Operating income	$10.7	$1.1	$—	$11.8	$1.5
Depreciation & amortization	6.3	—	—	6.3	6.0
OIBDA	$17.0	$1.1	$—	$18.1	$7.5

	Six Months Ended
	June 30,
	2017				2016
	As Reported	Film Impairments	Other (2)	Adjusted	As Reported (1)
Operating income	$14.7	$3.2	$5.6	$23.5	$23.5
Interest expense	7.2	—	—	7.2	1.2
Investment and other income (expense), net	1.7	—	—	1.7	—
Income before taxes	9.2	3.2	5.6	18.0	22.3
Provision for income taxes	3.2	1.1	2.0	6.3	7.6
Net income	$6.0	$2.1	$3.6	$11.7	$14.7
Earnings per share - diluted	$0.08	$0.03	$0.05	$0.15	$0.19
Reconciliation of Operating income to OIBDA
Operating income	$14.7	$3.2	$5.6	$23.5	$23.5
Depreciation & amortization	13.2	—	—	13.2	11.6
OIBDA	$27.9	$3.2	$5.6	$36.7	$35.1

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production amortization and related impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA,  Adjusted Operating income,  Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

Our management uses OIBDA and Adjusted OIBDA measures to evaluate operating performance of the consolidated business and to set goals for operating managers. As such, we believe these measures provide relevant and useful information to our current and potential investors.

(1)

For the first quarter and six-month period ended June 30, 2016, there were no items that impacted the comparability of results on a year-over -year basis.  For these periods, Adjusted results were equal to As Reported results.

(2)	Adjustment to Operating income and OIBDA reflects non-recurring expenses of $5.6 million primarily related to certain legal matters and other contractual obligations. 14

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30, 2017
	Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
Media Division
Network	$1.2	$1.8	$3.0	$—	$3.0
Television	30.8	1.0	31.8	—	31.8
Home Entertainment	0.9	—	0.9	—	0.9
Digital Media	1.4	0.1	1.5	—	1.5
Live Events	21.6	—	21.6	—	21.6
Consumer Products Division
Licensing	4.5	—	4.5	—	4.5
Venue Merchandise	2.5	—	2.5	—	2.5
WWEShop	2.1	—	2.1	—	2.1
WWE Studios (1)	(0.7)	—	(0.7)	1.1	0.4
Corporate & Other	(53.6)	3.4	(50.2)	—	(50.2)
Total Operating Income	$10.7	$6.3	$17.0	$1.1	$18.1

	Three Months Ended June 30, 2016
	Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
Media Division
Network	$(8.3)	$2.6	$(5.7)	$—	$(5.7)
Television	27.2	—	27.2	—	27.2
Home Entertainment	1.0	—	1.0	—	1.0
Digital Media	—	0.2	0.2	—	0.2
Live Events	23.4	—	23.4	—	23.4
Consumer Products Division
Licensing	3.9	—	3.9	—	3.9
Venue Merchandise	3.7	—	3.7	—	3.7
WWEShop	1.6	—	1.6	—	1.6
WWE Studios	0.4	—	0.4	—	0.4
Corporate & Other	(51.4)	3.2	(48.2)	—	(48.2)
Total Operating Income	$1.5	$6.0	$7.5	$—	$7.5

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production amortization and related impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA,  Adjusted Operating income,  Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

Our management uses OIBDA and Adjusted OIBDA measures to evaluate operating performance of the consolidated business and to set goals for operating managers. As such, we believe these measures provide relevant and useful information to our current and potential investors.

(1)	Adjustment to OIBDA reflects film impairment charges of $1.1 million.

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Six Months Ended June 30, 2017
	Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
Media Division
Network	$13.9	$3.4	$17.3	$—	$17.3
Television	60.1	2.5	62.6	—	62.6
Home Entertainment	1.7	—	1.7	—	1.7
Digital Media	0.9	0.1	1.0	—	1.0
Live Events	29.7	—	29.7	—	29.7
Consumer Products Division
Licensing	17.9	—	17.9	—	17.9
Venue Merchandise	5.1	—	5.1	—	5.1
WWEShop	4.0	—	4.0	—	4.0
WWE Studios (1)	(3.6)	—	(3.6)	3.2	(0.4)
Corporate & Other (2)	(115.0)	7.2	(107.8)	5.6	(102.2)
Total Operating Income	$14.7	$13.2	$27.9	$8.8	$36.7

	Six Months Ended June 30, 2016
	Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
Media Division
Network	$7.5	$2.6	$10.1	$—	$10.1
Television	53.0	2.5	55.5	—	55.5
Home Entertainment	2.5	—	2.5	—	2.5
Digital Media	(0.2)	0.3	0.1	—	0.1
Live Events	29.5	—	29.5	—	29.5
Consumer Products Division
Licensing	18.2	—	18.2	—	18.2
Venue Merchandise	5.7	—	5.7	—	5.7
WWEShop	3.0	—	3.0	—	3.0
WWE Studios	—	—	—	—	—
Corporate & Other	(95.7)	6.2	(89.5)	—	(89.5)
Total Operating Income	$23.5	$11.6	$35.1	$—	$35.1

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production amortization and related impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA,  Adjusted Operating income,  Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

Our management uses OIBDA and Adjusted OIBDA measures to evaluate operating performance of the consolidated business and to set goals for operating managers. As such, we believe these measures provide relevant and useful information to our current and potential investors.

(1)	Adjustment to OIBDA reflects film impairments charges of $3.2 million.
(2)	Adjustment to OIBDA reflects non-recurring expenses of $5.6 million primarily related to certain legal matters and other contractual obligations.

World Wrestling Entertainment, Inc.

Supplemental Information - Reconciliation of Business Outlook

(In millions, except per share data)

(Unaudited)

Reconciliation of Adjusted OIBDA to Operating Income

	Q2 2017	Q2 2017 YTD	Q3 2017	FY 2017
Adjusted OIBDA (1)	$18.1	$36.7	$31 - $35	$100
Depreciation & amortization	(6.3)	(13.2)	—	—
Film Impairments (2)	(1.1)	(3.2)	—	—
Asset Impairments (2)	—	—	—	—
Gain (losses) on operating assets (2)	—	—	—	—
Restructuring charges (2)	—	—	—	—
Other operating income items (2)	—	(5.6)	—	—
Operating income (U.S. GAAP Basis)	$10.7	$14.7	Not estimable	Not estimable

(1)

WWE defines OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges.  The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

The Company believes the presentation of OIBDA and Adjusted OIBDA is relevant and useful for investors because it allows investors to view our operating performance in the same primary method used by management to evaluate operating performance.  Additionally, we believe they provide a meaningful representation of operating cash flows.

(2)

Because of the nature of the footnoted items, WWE is unable to estimate the amounts of any adjustments for these items for periods after June 30, 2017 due to its inability to forecast if or when such items will occur. These items are inherently unpredictable and may not be reliably quantified.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$10.8	$1.3	$13.8	$2.8
Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(8.2)	(8.8)	(12.5)	(15.5)
Free Cash Flow	$2.6	$(7.5)	$1.3	$(12.7)

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business, debt service, and payment of dividends.